Exhibit (d)(12)(i)

AMENDMENT and JOINDER AGREEMENT

to

MANAGEMENT AGREEMENT

December 1, 2008

This Amendment and Joinder Agreement (the “Amendment”), by and among COLUMBIA FUNDS SERIES TRUST I (the “Trust”), on behalf of COLUMBIA INTERNATIONAL BOND FUND, and COLUMBIA MANAGEMENT ADVISORS, LLC (the “Adviser”), amends the Management Agreement (the “Agreement”) dated as of March 27, 2006, between the Trust, on behalf of its COLUMBIA ASSET ALLOCATION FUND, COLUMBIA SMALL CAP CORE FUND, COLUMBIA SMALL COMPANY EQUITY FUND, COLUMBIA DIVIDEND INCOME FUND, COLUMBIA DISCIPLINED VALUE FUND, COLUMBIA COMMON STOCK FUND and COLUMBIA LARGE CAP GROWTH FUND series (the “Funds”), and the Adviser.

The parties hereby agree to amend the Agreement as follows:

1. Joinder. Effective as of the date of this Amendment, Columbia International Bond Fund shall be included in the definition of the term “Funds” as used in the Agreement. The Adviser agrees to be bound by, and comply with, all of the terms and conditions of the Agreement applicable to Columbia International Bond Fund as a “Fund” thereunder.

2. Fee Schedule. For the purposes of Columbia International Bond Fund, fees will be calculated, as a percentage of average daily net assets, in accordance with the schedule set forth below:

Net Assets (in millions)	Fee
$0.00 to $500	0.55%
$500 to $1,000	0.50%
$1,000 to $1,500	0.47%
>$1,500	0.44%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date set forth above.

COLUMBIA FUNDS SERIES TRUST I, on behalf of its COLUMBIA INTERNATIONAL BOND FUND series

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Treasurer

COLUMBIA MANAGEMENT ADVISORS, LLC

By:	/s/ J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Managing Director